UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 21, 2011

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

100 Hayden Avenue
Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On October 21, 2011, AMAG Pharmaceuticals, Inc., or AMAG or the Company, terminated the Agreement and Plan of Merger and Reorganization, dated as of July 19, 2011, as amended on August 8, 2011, or the Merger Agreement, by and among the Company, Allos Therapeutics, Inc., or Allos, and Alamo Acquisition Sub, Inc., a wholly-owned subsidiary of the Company, pursuant to Section 8.1(e) of the Merger Agreement.  Pursuant to the terms of the Merger Agreement, the Company will pay Allos an expense reimbursement amount equal to $2,000,000 in connection with such termination.

As a result of the termination of the Merger Agreement, the Voting Agreements, dated as of July 19, 2011, by and between the Company and each of the then directors, other than Timothy P. Lynch, and certain executive officers of Allos, and Warburg Pincus Private Equity VIII, L.P., or Warburg Pincus, automatically terminated pursuant to their respective terms; and the Stockholders Agreement, dated as of July 19, 2011, by and between the Company and Warburg Pincus, also automatically terminated pursuant to its terms.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The Company’s Special Meeting of Stockholders with respect to the proposed merger with Allos was held on October 21, 2011. As of September 9, 2011, the record date for the Special Meeting, 21,202,959 shares were issued and outstanding, of which 16,270,826 shares of common stock of the Company were represented, in person or by proxy at the Special Meeting, constituting a quorum. A summary of the matters voted upon by stockholders is set forth below.

1.                                       The Company’s stockholders have voted against the proposal for the issuance of shares of AMAG common stock, par value $0.01 per share, in connection with the merger contemplated by the Merger Agreement, based upon the following votes:

Votes For	Votes Against	Abstentions	Broker Non- Votes
4,476,870	11,784,486	9,470	0

2.                                       The Company’s stockholders have voted against the  proposal to adjourn the AMAG special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1 based upon the following votes:

Votes For	Votes Against	Abstentions	Broker Non- Votes
4,305,821	11,954,361	10,644	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Joseph L. Farmer
Joseph L. Farmer
General Counsel and Senior Vice President of Legal Affairs

Date: October 21, 2011